Exhibit 99.1

CALIBER COMPLETES SALE OF NORTHSIGHT CROSSING
RETAIL CENTER IN SCOTTSDALE

SCOTTSDALE, Ariz., October 25, 2023 – CaliberCos Inc. (NASDAQ: CWD; “Caliber”), a real estate investor, developer, and manager, today announced the sale of Northsight Crossing, a prominent retail center located in Scottsdale, Ariz. The property was purchased in January 2022 by Northsight Crossing AZ, LLC, a Caliber co-sponsored single asset syndication, for $21.1 million and was sold this month to Hunt Retail Investments, LLC, a local investment group for $27.4 million. After fees and other expenses, the sale generated an internal rate of return of approximately 22 percent for investors.

Located at 14891 N. Northsight Boulevard in the Scottsdale Airpark, the property encompasses 9.25 acres and houses more than 112,000 square feet of retail space that is 98-percent occupied by national, regional, and local-branded businesses. Following the purchase of this retail center, Caliber and its partners completed tenant improvements and executed a number of new leases, resulting in a sale at a capitalization rate of 6.75%.

“This asset sale is another example of the value that Caliber’s investment platform offers the market,” said Chris Loeffler, CEO of Caliber. “Utilizing a strong network of local partners like Platinum Advisors, Caliber identified this investment opportunity, executed on a favorable purchase price, and assisted in completing the lease-up and repositioning of the asset. We wish the new owner success with their future plans.”

Brokers on this deal were Cushman & Wakefield, Caliber Realty, and Platinum Advisors.

About Caliber (CaliberCos Inc.) (NASDAQ: CWD)

With more than $2.9 billion of managed assets, Caliber’s 15-year track record of managing and developing real estate is built on a singular goal: make money in all market conditions. Our growth is fueled by our performance and our competitive advantage: we invest in projects, strategies, and geographies that global real estate institutions do not. Integral to our competitive advantage is our in-house shared services group, which offers Caliber greater control over our real estate and visibility to future investment opportunities. There are multiple ways to participate in Caliber’s success: you can invest in Nasdaq-listed CaliberCos Inc. and/or you can invest directly in our Private Funds.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-
looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:
Caliber:
Victoria Rotondo
+1 480-295-7600
Victoria.rotondo@caliberco.com

Media Relations:
Kelly McAndrew, Financial Profiles
+1 203-613-1552
KMcAndrew@finprofiles.com